Exhibit 99.3

U.S. FDA Approves Auryxia® (ferric citrate) Tablets as a Treatment for People with Iron Deficiency Anemia and Chronic Kidney Disease, Not on Dialysis

•	Auryxia is the only oral treatment option available today developed and approved specifically for adults living with iron deficiency anemia and chronic kidney disease, not on dialysis

•	One in seven adults in the U.S. is living with chronic kidney disease and more than half are estimated to be iron deficient[1]

•	Keryx Biopharmaceuticals to hold conference call for investors at 8:00 a.m. ET to discuss the approval and the company’s third quarter 2017 financial results

BOSTON, MA, November 7, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a company focused on bringing innovative medicines to people with kidney disease, today announced that the U.S. Food and Drug Administration (FDA) has approved Auryxia for an additional indication. The approval is for the treatment of iron deficiency anemia in adults with chronic kidney disease (CKD), not on dialysis. Auryxia was originally approved in September 2014 for the control of serum phosphorus levels in people with chronic kidney disease who require dialysis.

With the new indication, millions of people living with chronic kidney disease have the potential to benefit from treatment with Auryxia. This medication is available today in pharmacies and covered broadly by Medicare Part D and commercial insurance providers in the United States.

“More than half of the approximate 30 million people in the United States living with chronic kidney disease are iron deficient, and yet, this is the only tablet that has been developed and approved specifically to address iron deficiency anemia in these patients, who are not on dialysis,” said Steven Fishbane, M.D., chief, division of kidney diseases and hypertension, department of medicine, Northwell Health in Great Neck, New York. “Starting today, physicians can prescribe an oral iron medicine to help people living with this condition, the majority of whom are not being optimally treated.”

“We are pleased with the broad indication permitted by the FDA, as a first-line treatment option for adults with iron deficiency anemia and chronic kidney disease, not on dialysis,” said John Neylan, M.D., senior vice president and chief medical officer of Keryx Biopharmaceuticals. “Physicians and their patients now have a new treatment option to help manage a serious complication of this complex disease.”

Auryxia’s supplemental new drug application (sNDA) approval was based on results from a 24-week placebo controlled Phase 3 clinical trial in 234 adults with stage 3-5 non-dialysis dependent chronic kidney disease. Patients enrolled in the trial had hemoglobin levels between 9.0 g/dL and 11.5 g/dL and were intolerant to or had an inadequate response to prior treatment with oral iron supplements. The starting dose in the study was three tablets per day taken with meals; the mean dose was five tablets per day. Importantly, during the study, patients were not allowed to receive any intravenous (IV) or oral iron, or erythropoiesis-stimulating agents (ESAs). In the study, treatment with Auryxia demonstrated significant increases in hemoglobin levels of >1 g/dL at any point during the 16-week efficacy period for the majority of patients (52.1 percent, n=61/117, compared to 19.1 percent, n=22/115, in the placebo group), a clinically meaningful result. In the trial, ferric citrate was generally well tolerated and adverse events were consistent with its known safety profile. The most commonly reported adverse events in the Phase 3 study were diarrhea (21%), constipation (19%), discolored feces (15%), nausea (11%), abdominal pain (6%) and hyperkalemia (7%). Results were published January 2017 in the online issue of the Journal of the American Society of Nephrology (JASN).

About Iron Deficiency Anemia in People with Chronic Kidney Disease, not on Dialysis

One out of every seven adults in the U.S. has chronic kidney disease. This disease carries a significant burden with complex issues requiring many different medications. A common complication of CKD is iron deficiency anemia. Iron is an essential mineral for the human body and is typically obtained from the diet. It is a critical component of human blood, as it is necessary to make healthy red blood cells. People with chronic kidney disease often have anemia as a result of insufficient iron (called iron deficiency anemia) and don’t produce enough hemoglobin, the component of the red blood cell that carries oxygen throughout the body. Iron deficiency anemia can negatively impact a patient’s quality of life and is associated with cardiovascular complications and increased mortality risk.2 Based on market research, Keryx estimates that nephrologists currently treat 650,000 people for iron deficiency anemia who have chronic kidney disease and are not on dialysis. There are estimated to be an additional 250,000 – 400,000 people under the care of a nephrologist who have chronic kidney disease and iron deficiency anemia but are not treated today. The prevalence and severity of iron deficiency anemia increases as kidney disease progresses.3

About Auryxia® (ferric citrate) tablets

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 for the control of serum phosphorus levels in adults with chronic kidney disease on dialysis and approved on November 7, 2017 for the treatment of iron deficiency anemia in adults with chronic kidney disease not on dialysis. Auryxia tablets were designed to contain 210 mg of ferric iron, equivalent to 1 gram of ferric citrate, and offers convenient mealtime dosing. The starting dose of Auryxia for the treatment of hyperphosphatemia for patients on dialysis is six tablets per day (two per meal) and for the treatment of iron deficiency anemia in patients not on dialysis is three tablets per day (one per meal). For more information about Auryxia and the U.S. full prescribing information, please visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

CONTRAINDICATION

AURYXIA® (ferric citrate) is contraindicated in patients with iron overload syndromes, e.g., hemochromatosis.

WARNINGS AND PRECAUTIONS

•	Iron Overload: Increases in serum ferritin and transferrin saturation (TSAT) were observed in clinical trials with AURYXIA in patients with chronic kidney disease (CKD) on dialysis treated for hyperphosphatemia, which may lead to excessive elevations in iron stores. Assess iron parameters prior to initiating AURYXIA and monitor while on therapy. Patients receiving concomitant intravenous (IV) iron may require a reduction in dose or discontinuation of IV iron therapy.

•	Risk of Overdosage in Children Due to Accidental Ingestion: Accidental ingestion and resulting overdose of iron-containing products is a leading cause of fatal poisoning in children under 6 years of age. Advise patients of the risks to children and to keep AURYXIA out of the reach of children.

ADVERSE REACTIONS

Most common adverse reactions with AURYXIA were:

•	Hyperphosphatemia in CKD on Dialysis: Diarrhea (21%), discolored feces (19%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%)

•	Iron Deficiency Anemia in CKD Not on Dialysis: Discolored feces (22%), diarrhea (21%), constipation (18%), nausea (10%), abdominal pain (5%) and hyperkalemia (5%)

SPECIFIC POPULATIONS

•	Pregnancy and Lactation: There are no available data on AURYXIA use in pregnant women to inform a drug-associated risk of major birth defects and miscarriage. However, an overdose of iron in pregnant women may carry a risk for spontaneous abortion, gestational diabetes and fetal malformation. Data from rat studies have shown the transfer of iron into milk, hence, there is a possibility of infant exposure when AURYXIA is administered to a nursing woman.

To report suspected adverse reactions, contact Keryx Biopharmaceuticals at 1-844-445-3799.

Please click here to view the Full Prescribing Information for Auryxia.

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully market Auryxia and whether we can increase adoption of Auryxia in patients with CKD on dialysis and successfully launch Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; our ability to continue to supply Auryxia to the market; the risk that increased utilization by Medicare Part D subscribers will increase our gross-to-net adjustment greater than we anticipate; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Conference Call Information

Keryx will host an investor conference call today, November 7, 2017, at 8:00 a.m. ET to discuss the FDA approval of Auryxia’s additional indication and third quarter 2017 financial results. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 2193619. The call will also be webcast which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. This dedication has resulted in two FDA-approved indications for Keryx’s first medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

References

1 Fishbane S, et al. Clin J Am Soc Nephrology 2009;4:57-61

2 Lefebvre P, et al. Curr Med Res Opin. 2006;22:1929-1937; Drueke TB, et al. N Engl J Med. 2006; 355:2071-2084; Herzog CA, et al. J Card Fail. 2004;10:467-472; Kovesdy CP, et al. Kidney Int. 2006;69:560-546; Silverberg DS, et al. Blood Purif. 2003;21:124-130

3 Stauffer ME, et al. PLoS One. 2014;9:e84943

INVESTORS:

KERYX BIOPHARMACEUTICALS CONTACTS

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations & Corporate Communications

T: 617.466.3511

lora.pike@keryx.com

MEDIA:

SALUTEM

Lindsay Cangemi

T: 312-240-3379

Lindsay.cangemi@salutecomms.com